Exhibit 99.1

Bar Harbor Bankshares Announces Stock Repurchase Plan

BAR HARBOR, MAINE - March 21, 2019 -- Bar Harbor Bankshares (NYSE American: BHB; the “Company”) announced that its Board of Directors authorized a share repurchase plan (the “Plan”). Under the terms of the Plan, the Company is authorized to repurchase up to 5% of its outstanding common stock, representing approximately 776,000 shares as of March 15, 2019. The plan is authorized to last no longer than twelve months.

President and Chief Executive Officer, Curtis C. Simard commented, “The stock repurchase plan was authorized based on the strength of the Company’s balance sheet and capital position, and our belief in the intrinsic value of the Company’s common stock. Given bank stock prices in the current market, we believe this program allows us another tool to enhance long-term shareholder value.”

Share repurchases, if any, will be made from time to time in the open market, through block trades, or otherwise, in private negotiated transactions. The timing and amount of any share repurchases will depend on a variety of factors, including, among others, securities law restrictions (including limitations provided in Rules 10b-18 and 10b5-1 under the Securities Exchange Act of 1934), the trading price of the Company's common stock, other regulatory requirements, potential alternative uses for capital, and the Company's financial performance. The Plan does not require the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

BACKGROUND
Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly-owned subsidiary, Bar Harbor Bank & Trust. Founded in 1887, Bar Harbor Bank & Trust is a true community bank serving the financial needs of its clients for over 125 years. Bar Harbor provides full-service community banking with office locations in all three Northern New England states of Maine, New Hampshire and Vermont. For more information, visit www.bhbt.com.

FORWARD LOOKING STATEMENTS
Statements in this press release regarding the Company’s intention to repurchase shares of its common stock from time to time under the stock repurchase plan are forward looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among other, the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities available to the Company from time to time, the Company’s cash flows from operations, general economic conditions, and other factors identified in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT
Josephine Iannelli; EVP, Chief Financial Officer & Treasurer; (207) 288-3314